EXHIBIT 99

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901
203.499.2812 Fax:  203.499.3626

NEWS RELEASE
October 29, 2010	Analyst Contact:	Susan Allen	203-499-2409
	Media Contact:	Anita Steeves	203-499-2901

UIL Holdings Corporation Reports Third Quarter 2010 Results and Narrows 2010 Earnings Guidance Range

UIL Holdings Corporation (NYSE: UIL) today reported consolidated net income for the third quarter of 2010 of $16.3 million, or $0.50 per basic share, compared to $21.7 million, or $0.73 per basic share, for the same period in 2009.  The 2010 earnings for the third quarter include after-tax acquisition-related expenses in the amount of $4.1 million, or $0.13 per basic share.  Excluding these after-tax acquisition-related expenses, consolidated net income for the third quarter of 2010 was $20.4 million, or $0.63 per basic share.  In addition, excluding the impact of the earnings dilution associated with the September 2010 equity issuance, earnings for the third quarter were $0.68 per share.

  For the first nine months of 2010, UIL’s consolidated net income was $42.4 million, or $1.38 per basic share, compared to $47.6 million, or $1.74 per basic share, for the same period in 2009.  Earnings for the first nine months of 2010 include after-tax acquisition-related expenses in the amount of $8.4 million, or $0.27 per basic share.  Excluding these after-tax acquisition-related expenses mentioned above, consolidated net income for the first nine months of 2010 was $50.8 million, or $1.65 per basic share.  In addition, excluding the impact of the earnings dilution associated with the September 2010 equity issuance, earnings for the first nine months of 2010 were $1.69 per share.

“We continue to execute on our strategic plan while maintaining our high standard of operational performance,” commented James P. Torgerson, UIL’s President and CEO.    “To date, GenConn’s Devon plant is operating and its Middletown plant is scheduled to be operating by June 2011, and we have announced our participation in the Connecticut portion of the New England East West Solution projects.  In addition, the pending acquisition of the three gas companies is well underway, the financing is in place, an order has been received from the Massachusetts Department of Public Utilities, and on October 27th the Connecticut Department of Public Utility Control issued a draft decision, which if adopted without change, would approve the change of control of the Connecticut gas companies to UIL,” added Torgerson.

- more -

Net income for the third quarter and first nine months of 2010, compared to the same periods in 2009, by line of business, are as follows:

SEGMENTED CONSOLIDATED NET INCOME SUMMARY

	Quarter Ended September 30,			9 Months Ended September 30,
	2010	2009	Difference	2010	2009	Difference
Net Income (Loss) ($M)
UI
Distribution, CTA and Other	$13.8	$15.4	$(1.6)	$31.7	$30.3	$1.4
Transmission	7.3	6.9	0.4	21.1	19.2	1.9
Total UI Net Income	$21.1	$22.3	$(1.2)	$52.8	$49.5	$3.3

UIL Corporate, excl. acquisition-related expenses	(0.7)	(0.6)	(0.1)	(2.0)	(1.9)	(0.1)
Subtotal	$20.4	$21.7	$(1.3)	$50.8	$47.6	$3.2

UIL Corporate acquisition-related expenses	(4.1)	-	(4.1)	(8.4)	-	(8.4)
Total Net Income	$16.3	$21.7	$(5.4)	$42.4	$47.6	$(5.2)

Average Shares Outstanding - Basic	32.2	29.9	2.3	30.7	27.4	3.3

Earnings per Share
EPS	$0.50	$0.73	$(0.23)	$1.38	$1.74	$(0.36)
Acquisition-related expenses	0.13	-	0.13	0.27	-	0.27
EPS, excl. Acquisition-related expenses	$0.63	$0.73	$(0.10)	$1.65	$1.74	$(0.09)
September 2010 equity issuance	0.05	-	0.05	0.04	-	0.04
EPS, excl. acquisition-related expenses & Sept. '10 equity issuance (1)	$0.68	$0.73	$(0.05)	$1.69	$1.74	$(0.05)

(1) The dilutive effect of the May 2009 equity issuance was $0.15 per share for the first nine months of 2010.

Distribution, CTA & Other

For the third quarter of 2010, the distribution business had total earnings of $13.8 million, compared to $15.4 million, for the same period in 2009. The decrease in earnings was primarily due to higher distribution O&M expense due to timing of expenses in the third quarter of 2010 compared to the same period in 2009, lower Competitive Transition Assessment (CTA) rate base and the timing associated with recognizing the below the line income attributable to UI’s participation in ISO New England’s load response program.

For the first nine months of 2010, the distribution business had total earnings of $31.7 million, compared to $30.3 million, for the same period in 2009.  The increase in earnings was primarily due to increased revenues from the approved rate increase effective January 1, 2010, partially offset by increased operating and interest expenses and lower CTA rate base.

Transmission

For the third quarter of 2010, the transmission business had total earnings of $7.3 million, compared to $6.9 million for the same period in 2009.  For the first nine months of 2010, total transmission earnings were $21.1 million, compared to $19.2 million for the same period in 2009.  The favorable earnings for both the quarter and first nine months of 2010 were primarily due to an increase in the allowance for funds used during construction, as well as higher rate base and equity capitalization compared to the same periods in 2009.

 - more -

UIL Corporate

UIL Corporate incurred net after-tax expenses of $4.8 million, or $0.15 per basic share, in the third quarter of 2010 compared to net after-tax expenses of $0.6 million, or $0.02 per basic share, in the same period of 2009.  UIL Corporate incurred net after-tax expenses of $10.4 million, or $0.33 per basic share, in the first nine months of 2010, compared to net after-tax expenses of $1.9 million, or $0.07 per basic share, in the same period in 2009.  The increase for the third quarter and first nine months of 2010 was almost entirely due to after-tax acquisition-related expenses in the amount of $4.1 million, or $0.13 per basic share, and $8.4 million, or $0.27 per basic share, respectively.

Looking Forward

UIL is narrowing the range on its earnings per share guidance to $1.95 to $2.05 per basic share, from $1.92 to $2.07 per basic share.  This guidance excludes the impact of the transactions, including one-time acquisition expenses, interest expense from the debt financing, dilution from the equity issuance and any projected earnings from the acquired entities.   This basis is consistent with previous earnings guidance provided during 2010.  Details of the components are summarized as follows and explained below:

2010 Earnings Expectations excluding Transaction Earnings,
Financing and Expenses

	Approximate Net Income(2)	EPS - basic(3)
UI
Distribution, CTA & Other	$33 - $ 35	$1.10 - $ 1.17
Transmission	27 - 29	0.90 - 0.94
GenConn	1 - 2	0.03 - 0.04

Total UI (1)	$61 - $ 64	$2.05 - $ 2.15

UIL Corporate	(3) - (2)	(0.11) - (0.07)

Total UIL (1)	$59 - $ 62	$1.95 - $ 2.05

(1) Expectations are not intended to be additive
(2) Rounded to the nearest million
(3) Share basis approximately 30.1 million

The revised earnings estimate for distribution, CTA and other is $1.10 to $1.17 per share, compared to the previously reported earnings estimate of $1.06 to $1.13 per share. The change reflects better than anticipated earnings performance through the first nine months of 2010 and revised operations and maintenance expenses for the fourth quarter of 2010.

The revised earnings estimate for transmission is $0.90 to $0.94 per share, compared to the previously reported earnings estimate of $0.87 to $0.93 per share. The change reflects increases in the allowance for funds used during construction.

- more -

The revised earnings estimate for GenConn is $0.03 to $0.04 per share, compared to the previously reported earnings estimate of $0.05 to $0.07 per share. The change reflects the financial impacts resulting from a delay in the Devon plant achieving commercial operation.

The revised estimate for UIL Corporate is ($0.11) to ($0.07) per share, compared to the previously reported earnings estimate of ($0.09) to ($0.05) per share.  The change reflects a true-up of the effective tax rate.

Third Quarter Earnings Conference Call

In conjunction with this earnings release, UIL will conduct a webcast conference call with financial analysts on Monday, November 1, 2010, beginning at 10:00 a.m. eastern time.  UIL’s executive management will present an overview of the financial results followed by a question and answer session.  Interested parties, including analysts, investors and the media, may listen live via the internet by logging onto the Investors section of UIL’s website at http://www.uil.com. Institutional investors can access the call via Thomson Street Events (www.streetevents.com), a password-protected event management site.

UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for The United Illuminating Company, a regulated utility providing electricity and energy related services to 324,000 customers in the Greater New Haven and Bridgeport areas.  For more information on UIL Holdings, visit us at http://www.uil.com.

Use of Non-GAAP Measures

UIL Holdings believes that a breakdown, presented on a net income and per share basis, of how the acquisition expenses described above contributed to the change in net income is useful in understanding the overall change in the consolidated results of operations for UIL Holdings from one reporting period to another. UIL Holdings presents such per share amounts by taking the dollar amount of the applicable change for the acquisition expenses, booked in accordance with generally accepted accounting principles (GAAP), and applying UIL Holdings' combined effective statutory federal and state tax rate and then dividing by the average number of shares of UIL Holdings common stock outstanding for the periods presented. Any such amounts provided are provided for informational purposes only and are not intended to be used to calculate "Pro-forma" amounts.

UIL Holdings also believes earnings per share (EPS) information as presented in its earnings guidance is useful in understanding the earnings expectations for the business, as a whole.  The amounts presented in the earnings guidance show the EPS for each of UIL Holdings’ lines of business.  EPS is calculated by dividing the projected 2010 net income for each line of business by the projected average number of shares of UIL Holdings common stock outstanding for 2010.   Total consolidated EPS is a GAAP-basis presentation.

- more -

Forward-Looking Statements

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future including, without limitation, UIL’s expectations with respect to the benefits, costs and other anticipated financial impacts of the proposed gas company acquisition transaction; future financial and operating results of UIL; UIL’s plans, objectives, expectations and intentions with respect to future operations and services; approval of the proposed transaction by governmental regulatory authorities; the satisfaction of the closing conditions to the proposed transaction; and the timing of the completion of the proposed transaction. Such forward-looking statements are based on UIL’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity and other products and services, changes in financial markets, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, timing, markets, products, services and prices of UIL’s subsidiaries. Examples of such risks and uncertainties specific to the transaction include, but are not limited to: the possibility that the proposed transaction is delayed or does not close, including due to the failure to receive required regulatory approvals, the taking of governmental action (including the passage of legislation) to block the transaction, or the failure of other closing conditions; and the possibility that the expected benefits will not be realized, or will not be realized within the expected time period. The foregoing and other factors are discussed and should be reviewed in UIL’s most recent Annual Report on Form 10-K and other subsequent filings with the Securities and Exchange Commission. Forward-looking statements included herein speak only as of the date hereof and the UIL undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

The following are summaries of UIL Holdings’ unaudited consolidated financial information for the third quarter and first nine months of 2010 and 2009:

###

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(In Thousands except per share amounts)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Operating Revenues	$236,277	$255,212	$663,673	$691,086
Operating Expenses
Operation
Purchased power	65,616	88,560	194,531	264,099
Operation and maintenance	57,372	61,956	171,360	164,873
Transmission wholesale	23,434	18,584	54,249	42,373
Depreciation and amortization	28,383	26,568	82,672	73,364
Taxes - other than income taxes	20,238	17,439	54,534	44,847
Acquisition-related expenses	6,471	-	13,171	-
Total Operating Expenses	201,514	213,107	570,517	589,556
Operating Income	34,763	42,105	93,156	101,530

Other Income and (Deductions), net	5,591	3,505	14,551	7,322

Interest Charges, net
Interest on long-term debt	11,039	9,673	30,844	27,561
Other interest, net	171	183	590	1,094
	11,210	9,856	31,434	28,655
Amortization of debt expense and redemption premiums	399	377	1,193	1,371
Total Interest Charges, net	11,609	10,233	32,627	30,026

Income Before Income Taxes and Equity Earnings	28,745	35,377	75,080	78,826

Income Taxes	12,821	13,654	32,089	31,320

Income Before Equity Earnings	15,924	21,723	42,991	47,506
Income (Loss) from Equity Investments	345	17	(544)	45
Net Income	$16,269	$21,740	$42,447	$47,551

Average Number of Common Shares Outstanding - Basic	32,176	29,885	30,743	27,370
Average Number of Common Shares Outstanding - Diluted	32,459	30,126	31,067	27,608

Earnings Per Share of Common Stock - Basic	$0.50	$0.73	$1.38	$1.74
Earnings Per Share of Common Stock - Diluted	$0.50	$0.73	$1.36	$1.73

Cash Dividends Declared per share of Common Stock	$0.432	$0.432	$1.296	$1.296

UIL HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
	September 30,	December 31,
(thousands of dollars)	2010	2009
ASSETS
Current assets	$778,421	$236,694
Other investments	66,096	10,659
Net property, plant and equipment	1,250,824	1,153,001
Regulatory assets	597,796	676,428
Deferred Charges and Other Assets	99,810	144,978
Total Assets	$2,792,947	$2,221,760

LIABILITIES AND CAPITALIZATION
Current liabilities	$264,516	$243,334
Noncurrent liabilities	350,105	374,686
Deferred income taxes	296,206	273,558
Regulatory liabilities	82,527	82,457
Total Liabilities	993,354	974,035

Long-term debt	715,460	673,549
Net Common Stock Equity	1,084,133	574,176
Total Capitalization	1,799,593	1,247,725

Total Liabilities and Capitalization	$2,792,947	$2,221,760